Exhibit 99.1

WINDSTREAM ADOPTS NOL RIGHTS PLAN TO PROTECT SUBSTANTIAL TAX ASSETS

Release Date: Sept 18, 2015

LITTLE ROCK, Ark., - Windstream Holdings, Inc. (NASDAQ: WIN) announced today that its Board of Directors has adopted a shareholder rights plan (the “Rights Plan”). The Rights Plan is designed to protect Windstream’s valuable net operating loss carryforwards (“NOLs”) from the effect of limitations under Section 382 of the Internal Revenue Code (“IRC”), which could result in significant restrictions on the value of the NOLs.

As of June 30, 2015, Windstream had over $1.2 billion in NOLs, which can be used in certain circumstances to offset future taxable income and reduce federal income taxes. Windstream’s ability to utilize these tax assets would be substantially limited if an “ownership change” (as defined under IRC Section 382) occurs. In general, an ownership change will occur when the percentage of Windstream’s ownership by one or more “5-percent shareholders” (as defined under IRC Section 382) has increased by more than 50 percent at any time during the prior three years (calculated on a rolling basis). The purpose of the Rights Plan is to deter an ownership change from occurring under these technical rules, which will protect Windstream’s ability to utilize its valuable NOLs and avoid a reduction in shareholder value that would occur from the NOLs becoming subject to limitations under IRC Section 382.

Under the Rights Plan, Windstream shareholders of record as of the close of business on September 28, 2015 will receive one preferred share purchase right for each share of common stock outstanding. Pursuant to the Rights Plan, if a shareholder (or group) acquires beneficial ownership of 4.9% or more of the outstanding shares of Windstream’s common stock without prior approval of the Board of Directors or without meeting certain customary exceptions, the rights would become exercisable and entitle shareholders (other than the acquiring shareholder or group) to purchase additional shares of Windstream at a significant discount and result in significant dilution in the economic interest and voting power of acquiring shareholder or group. Existing shareholders who currently beneficially own 4.9% or more of the outstanding shares of common stock will cause this dilutive event to occur only if they acquire a certain amount of additional shares. In its discretion, the Board may exempt certain transactions from the provisions of the Rights Plan, including if it determines that the transaction will not jeopardize the deferred tax assets or the transaction will otherwise serve Windstream’s best interests.

The Windstream Board of Directors determined that the Rights Plan was warranted and in the best interest of all shareholders due to the substantial size of the NOLs, the importance of these potential benefits for future cash flows, and the risk of Windstream experiencing an “ownership change” as defined by IRC Section 382. Windstream will submit the continuation of the Rights Plan to a shareholder vote at the 2016 Annual Meeting of Shareholders, and the failure to obtain shareholder approval will result in termination of the Rights Plan in 2016. If shareholders approve the Rights Plan, it will continue in effect until September 17, 2018 unless terminated earlier. In addition, the Board of Directors may terminate the Rights Plan if it determines that the NOLs have been exhausted, that the Rights Plan is no longer in Windstream’s best interest or if other events occur as described in the Rights Plan that will be filed with the Securities and Exchange Commission. The issuance of the rights is not a taxable event and will not affect Windstream’s reported financial conditions or results of operations (including earnings per share).

The Rights Plan is not meant to be an anti-takeover measure, and the Windstream Board of Directors has established a procedure to consider requests to exempt acquisition of Windstream common stock from the Rights Plan if it determines that doing so would not limit or impair the availability of the NOLS.

Windstream’s shareholders do not have to take any action to receive their rights under the Rights Plan, and no separate rights certificates will be distributed.

Windstream will file additional information about the terms and conditions of the Rights Plan with the Securities and Exchange Commission.

About Windstream

Windstream, a FORTUNE 500 company, is a leading provider of advanced network communications and technology solutions, including cloud computing and managed services, to businesses nationwide. The company also offers broadband, phone and digital TV services to consumers primarily in rural areas. For more information, visit the company’s online newsroom at news.windstream.com or follow on Twitter at @WindstreamNews.

Forward Looking Statements

Windstream claims the protection of the safe-harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are subject to uncertainties that could cause actual future events and results to differ materially from those expressed in the forward-looking statements. Forward-looking statements include, but are not limited to, statements regarding the expected benefits of the transaction. These and other forward-looking statements regarding Windstream’s business outlook are based on estimates, projections, beliefs, and assumptions that Windstream believes are reasonable but are not guarantees of future events and results. Actual future events and results of Windstream may differ materially from those expressed in these forward-looking statements as a result of a number of important factors.

Factors that could cause actual results to differ materially from those contemplated in Windstream’s forward-looking statements include, among others:

•	the difficulty of determining all of the facts relevant to IRC Section 382;

•	unreported buying and selling activity by securityholders;

•	unanticipated interpretations of the IRC and related regulations;

•
the adoption of the Rights Plan may not prevent one or more securityholders of Windstream from, notwithstanding the dilution to such securityholder’s interests under the Rights Plan, engaging in buying and selling activity that may have an adverse impact on Windstream’s tax attributes; and

•	those factors under “Risk Factors” in Item 1A of Part I of Windstream’s Annual Report on Form 10-K for the year ended Dec. 31, 2014, and in subsequent filings with the SEC at www.sec.gov.

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Media Contact:
Michael Teague, 501-748-5876
michael.teague@windstream.com

Investor Contact:
Mary Michaels, 501-748-7578
mary.michaels@windstream.com